[SCHAWK, INC. LOGO]


AT SCHAWK, INC.:                          AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                        INVESTORS:   PHILIP KRANZ
SR. VP AND CFO                                         312-780-7240
847-827-9494                                           PKRANZ@DRESNERCO.COM
JPATTERSON@SCHAWK.COM

                                          MEDIA:       SARAH KOMUNIECKI
                                                       312-780-7208
                                                       SKOMUNIECKI@DRESNERCO.COM


                            SCHAWK ANNOUNCES EARNINGS
                 FOR THIRD QUARTER AND FIRST NINE-MONTHS OF 2005
          o  Quarterly Revenue Up Significantly from Acquisitions
          o  Quarterly Operating Income up 56 Percent before Integration Costs
          o  Quarterly Net Income up 36 Percent before Integration Costs
          o  Quarterly Earnings Per Share before Integration Costs Totals
             36 cents vs. 33 cents Last Year

DES PLAINES, IL, NOVEMBER 1, 2005--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported financial results for the third quarter and first nine-months of 2005 periods. Schawk reported third-quarter 2005 earnings of $0.32 per fully diluted share ($0.36 per fully diluted share before acquisition integration costs) as compared to $0.33 per fully diluted share in the third quarter of 2004. For the nine months ended September 30, 2005, the Company reported earnings of $0.83 ($0.91 before acquisition integration costs and a non-recurring income item) compared to $0.79 per fully diluted share in the first nine months of 2004.

Net income was $8.8 million in the third quarter of 2005, compared to $7.3 million in the third quarter of 2004, an increase of 19.7 percent. For the nine months ended September 30, 2005, net income was $22.2 million, compared to $17.6 million in the prior-year nine-month period, an increase of 26.3 percent.

ACQUISITION INTEGRATION EXPENSES
During the third-quarter and nine-month periods ended September 30, 2005, Schawk incurred acquisition integration expenses totaling $2.0 million ($1.2 million, or $0.04 per share, on an after tax basis), and $4.0 million ($2.5 million, or $0.09 per share, on an after-tax basis), respectively, related to the acquisition and integration of the Seven Worldwide and Winnetts businesses. These costs included severance payments, travel, legal and professional consulting fees, and various closed facilities costs related to combining operations. These costs are identified separately on the statement of operations as acquisition integration expenses.


                                     -more-

Schawk Inc. Third-Quarter and Nine-Months 2005 Results
Add 1


CONSOLIDATED RESULTS FOR THIRD QUARTER ENDED SEPTEMBER 30, 2005
The following results reflect the combined revenues of Schawk, Winnetts and Seven Worldwide, Inc. As previously disclosed, the Company completed the acquisition of certain assets of Weir Holdings Inc. (trade name "Winnetts") on December 31, 2004, and completed the acquisition of Seven Worldwide on January 31, 2005. Since a portion of the consideration for the Seven Worldwide acquisition included Schawk common stock, the Company's weighted average diluted shares outstanding totaled 27.7 million for the third quarter of 2005 versus
22.5 million in the same period last year.

Schawk reported net sales of $165.3 million for the third quarter of 2005 compared to $62.2 million in the same quarter of 2004. The increase was primarily a result of the aforementioned acquisitions.

Gross margin for the third quarter decreased to 35.1 percent in 2005 from 45.3 percent in 2004, as expected, primarily due to lower margin business from Seven Worldwide and Winnetts. Gross margin improved 0.4 percentage points from the second quarter of 2005 as a result of cost reductions. The Company expects to see further improvement in margins over the next twelve months.

Operating income for the third quarter of 2005 increased 39.2 percent to $16.2 million (56.1 percent to $18.2 million before acquisition integration expenses) compared to $11.7 million in the third quarter of 2004, primarily due to operating income from the acquired companies. Operating margin was 9.8 percent in the third quarter of 2005 compared to 18.7 percent in the same period of 2004, as expected, primarily due to lower margin business from the acquired companies and $2.0 million of acquisition integration expenses. Excluding integration costs the operating margin would have been 11.0 percent, an increase over the second-quarter of 2005 operating margin on the same basis of 10.4 percent. The improvement in the operating margin as compared to the previous quarter is a result of cost reductions as part of the ongoing integration activities.

Other income (expense) for the third quarter of 2005 was $2.3 million of net other expense, compared to $0.4 million of net expense for the same period of 2004. Third-quarter 2005 net other income (expense) included interest expense of $2.5 million, offset by $0.1 million of interest income. The increase in interest expense over the 2004 period was due to approximately $155 million of additional indebtedness incurred in connection with the aforementioned acquisitions.

Income tax expense for the third quarter of 2005 was at an effective tax rate of
37.0 percent compared to 35.0 percent in the prior-year third quarter. The lower effective tax rate in the third quarter of 2004 was attributable to state and federal tax refunds and credits realized in 2004 that did not occur again in 2005.

CONSOLIDATED RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2005
For the nine-month period ended September 30, 2005, net sales were $454.7 million compared to $178.8 million for the same period of the prior year, primarily from the acquired companies.


                                     -more-

Schawk Inc. Third-Quarter and Nine-Months 2005 Results
Add 2


Gross margin for the first nine months of 2005 decreased to 34.6 percent, compared to 42.7 percent in the comparable prior-year period, as expected, primarily due to lower margin business from the acquired companies.

Operating income increased to $41.6 million for the nine months ended September 30, 2005, ($45.6 million before acquisition integration expenses), compared to $28.9 million in the same period last year, and operating margin for the 2005 nine-month period was 9.1 percent compared to 16.2 percent for the prior-year period. Before acquisition integration expenses, the operating margin would have been 10.0 percent for the current nine-month period.

Other income (expense) in the nine-month period ended September 30, 2005, resulted in net other expense of $6.1 million, compared to $1.4 million of net expense in the comparable prior-year period, primarily as a result of increased interest expense. Interest expense increased primarily as a result of the increase in debt incurred in connection with the acquired companies as noted previously.

Income tax expense for the first nine months of 2005 was at an effective rate of
37.5 percent compared to 36.2 percent in the prior-year period. The lower tax rate in 2004 was primarily due to tax refunds and credits realized in 2004 as noted previously.

OTHER INFORMATION
Depreciation and amortization expense was $7.1 million for the third quarter of 2005 compared to $2.6 million in the prior-year third quarter. For the 2005 nine-month period, depreciation and amortization expense was $20.1 million compared to $9.5 million in the prior-year nine-month period. The increase was due to the inclusion of depreciation and amortization expense from the acquired companies.

Capital expenditures in the third quarter of 2005 were $6.2 million compared to $3.8 million in the same period of 2004. For the first nine months of 2005, capital expenditures were $13.6 million compared to $8.3 million in the prior-year period. The increase in capital expenditures is a result of normal capital spending for the company's historical operations and the acquired businesses.

Schawk recently was ranked in the Forbes 200 Best Run Small Companies list for the second consecutive year. The Company qualified for the list as a result of its steady growth over the past five years both organically and through acquisitions. Schawk attributes its continued success and growing visibility to a number of factors, including a focused strategic plan, the ability to successfully integrate acquired companies, the ability to adapt as technology changes and increased recognition by its clients as a key business partner. Schawk partners with its clients to help them quickly and effectively keep pace with consumer trends and expedite the introduction of new package design solutions.

MANAGEMENT COMMENTS
President and Chief Executive Officer David A. Schawk commented, "Our integration of Winnetts and Seven Worldwide is on track. While we had hoped to be further along in Europe, we are confident that we will be substantially completed with our European integration by year-end. With respect to US integration efforts, there may be as much as an additional four to five


                                     -more-

Schawk Inc. Third-Quarter and Nine-Months 2005 Results
Add 3


cents per share of integration and restructuring costs in the fourth quarter of 2005. However, we believe we will be substantially completed with our current restructuring efforts in the US by the end of the year. We expect to see improvements in our profitability in 2006 because of our consolidation efforts in 2005."

Mr. Schawk continued, "Strong revenues in the third quarter were driven by higher sales in the consumer products packaging, retail and entertainment markets. The sequential improvement in our margins over the past two quarters of 2005 is an important trend, which we believe is evidence that our restructuring efforts are taking hold. We anticipate a further improvement in margins over the next twelve months.

"Additionally, most of our business involves imaging for consumer products. In this era of increased gasoline prices and energy costs along with the resulting decrease in discretionary funds, consumers tend to combine their errands, stay at home more and eat out at restaurants less often. This environment creates robust activity in couponing and promotions on packaging and in the grocery aisles to appeal to this "stay at home" trend. Our service offering provides stability and opportunity in response to these changes in consumer behavior.

"Schawk's strong results for the first nine months of 2005 are attributable to our vision of delivering world-class service to our clients," Mr. Schawk concluded. "Through the consolidation of the acquired companies, we continue to see tremendous opportunities in terms of our people, services and new business. As the largest brand imaging solutions firm in the world, our people, knowledge, information, and assets have never been stronger than they are today.

"Finally, we are extremely proud to be named for the second consecutive year to Forbes recent competitive listing of 200 Best Run Small Companies in America. To qualify for inclusion on Forbes list, candidates must demonstrate a consistent pattern of positive growth during a five-year period, as well as over the last year. Key to our successful growth during these periods has been Schawk's ability to deliver our clients' products to market quickly and efficiently. Since our founding in 1953, we have been committed to delivering extraordinary value to our clients. We are honored to have Forbes once again recognize our progress and success."

CONFERENCE CALL
Schawk invites you to join its Third-Quarter 2005 Earnings Conference Call today at 9:30 a.m. central time. Hosting the call will be David Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and Jim Patterson, senior vice president and chief financial officer. To participate in the call, please dial 866-249-6463 or 303-262-2005 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://www.actioncast.acttel.com, event ID 31026. If you are unavailable to participate on the live call, a replay will be available through November 8 at 11:59 p.m. eastern time. To access the replay, dial 800-405-2236 or 303-590-3000, enter conference ID 11042457, and follow the prompts. The replay will also be available on the Internet at http://www.actioncast.acttel.com, event ID 31026, for 30 days.


                                     -more-

Schawk Inc. Third-Quarter and Nine-Months 2005 Results
Add 4


NOTE
This press release contains mention of various non-GAAP measures in an effort to better provide an understanding of Schawk's financial performance. Schawk has provided a reconciliation of GAAP to Non-GAAP numbers as they relate to integration costs and non-recurring other income in a table on the last page of today's press release.


Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, health & beauty, pharmaceutical, home care and consumer products packaging, point of sale, retail and advertising markets. For more information about Schawk, visit our website at http://www.schawk.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations of Winnetts and Seven Worldwide, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

                           Financial Tables to Follow


                                     -more-

Schawk Inc. Third-Quarter and Nine-Months 2005 Results
Add 5


                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                  2005           2004
                                                                               ---------      ---------
Net sales                                                                      $ 165,343      $  62,245
Cost of sales                                                                    107,388         34,027
Selling, general, and administrative expenses                                     39,760         16,562
Acquisition integration expenses                                                   1,971             --
                                                                               ---------      ---------
Operating income                                                                  16,224         11,656

Other income (expense)
   Interest income                                                                   103            126
   Interest expense                                                               (2,452)          (519)
   Other                                                                              21             --
                                                                               ---------      ---------
                                                                                  (2,328)          (393)
                                                                               ---------      ---------

Income before income taxes                                                        13,896         11,263

Income tax provision                                                               5,136          3,946
                                                                               ---------      ---------

Net income                                                                     $   8,760      $   7,317
                                                                               =========      =========


Earnings per share:
   Basic                                                                       $    0.34      $    0.34
   Diluted                                                                     $    0.32      $    0.33

Weighted average number of common and common equivalent shares outstanding        27,705         22,511

Dividends per common share                                                     $  0.0325      $  0.0325



                                     -more-

Schawk Inc. Third-Quarter and Nine-Months 2005 Results
Add 6


                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  2005           2004
                                                                               ---------      ---------
Net sales                                                                      $ 454,742      $ 178,778
Cost of sales                                                                    297,251        102,362
Selling, general, and administrative expenses                                    111,869         47,516
Acquisition integration expenses                                                   4,043             --
                                                                               ---------      ---------
Operating income                                                                  41,579         28,900

Other income (expense)
   Interest income                                                                   254            127
   Interest expense                                                               (6,875)        (1,497)
   Other                                                                             507             --
                                                                               ---------      ---------
                                                                                  (6,114)        (1,370)
                                                                               ---------      ---------

Income before income taxes                                                        35,465         27,530

Income tax provision                                                              13,289          9,965
                                                                               ---------      ---------

Net income                                                                     $  22,176      $  17,565
                                                                               =========      =========


Earnings per share:
   Basic                                                                       $    0.88      $    0.82
   Diluted                                                                     $    0.83      $    0.79

Weighted average number of common and common equivalent shares outstanding        26,761         22,370

Dividends per common share                                                     $  0.0975      $  0.0975




                                     -more-

Schawk Inc. Third-Quarter and Nine-Months 2005 Results
Add 7


                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           SEPTEMBER 30,      DECEMBER 31,
                                                                               2005              2004


                                                                            (UNAUDITED)
                                                                           -------------      ------------
ASSETS
Current assets:
   Cash and cash equivalents                                                 $  10,064         $   7,268
   Trade accounts receivable, less allowance for doubtful accounts of
     $5,565 at September 30, 2005 and $1,773 at December 31, 2004              137,614            56,332
   Inventories                                                                  32,968            10,339
   Prepaid expenses and other                                                   10,453             4,702
   Refundable income taxes                                                       1,021             1,832
   Deferred income taxes                                                        16,467             2,353
                                                                             ---------         ---------
Total current assets                                                           208,587            82,826

Property and equipment, less accumulated depreciation of $76,989 at
  September 30, 2005 and $69,668 at December 31, 2004                           91,475            46,431
Goodwill                                                                       212,681            71,720
Intangible assets, net                                                          53,909            12,754
Other assets                                                                     7,013             7,032
                                                                             ---------         ---------
Total assets                                                                 $ 573,665         $ 220,763
                                                                             =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                    $  23,588         $   8,424
   Accrued expenses                                                             71,875            26,578
   Income taxes payable                                                         15,101                --
   Current portion of long-term debt and capital lease obligations                 541             6,683
                                                                             ---------         ---------
Total current liabilities                                                      111,105            41,685

Long-term debt                                                                 180,959            39,500
Capital lease obligations                                                           70               464
Other                                                                           15,604               979
Deferred income taxes                                                           40,577             6,695

Stockholders' Equity:
   Common stock                                                                    225               191
   Additional paid-in capital                                                  168,265            92,350
   Retained earnings                                                            80,981            61,330
   Accumulated comprehensive income                                              1,465             2,442
                                                                             ---------         ---------
                                                                               250,936           156,313
   Treasury stock, at cost                                                     (25,586)          (24,873)
                                                                             ---------         ---------
Total stockholders' equity                                                     255,350           131,440
                                                                             ---------         ---------
Total liabilities and stockholders' equity                                   $ 573,665         $ 220,763
                                                                             =========         =========



                                     -more-

Schawk, Inc. Third-Quarter and First Nine-Months 2005 Results
Add 8


                                  SCHAWK, INC.
                   RECONCILIATION OF NON-GAAP MEASURES TO GAAP
          FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005


                                                                             THREE MONTHS       NINE MONTHS
                                                                             SEPT 30, 2005     SEPT 30, 2005
                                                                               ($000'S)          ($000'S)
                                                                                Amount            Amount
                                                                                ------            ------
OPERATING INCOME PER GAAP                                                       $ 16,224         $ 41,579
Acquisition integration expenses                                                   1,971            4,043
                                                                                --------         --------
Operating income before acquisition integration expenses (Non-GAAP)               18,195           45,622

OTHER INCOME (EXPENSE) PER GAAP                                                   (1,912)          (6,114)
Non-recurring other income item (proceeds of life insurance policy)                   21              507
                                                                                --------         --------
Other income (expense) before non-recurring other income item (Non-GAAP)          (1,933)          (6,621)

INCOME BEFORE INCOME TAXES PER GAAP                                               13,896           35,465
Acquisition integration expenses and non-recurring
  other income item                                                                1,950            3,536
                                                                                --------         --------
Income before income taxes, acquisition integration
  expenses and non-recurring other income item (Non-GAAP)                         15,846           39,001
Income tax provision on Non-GAAP pretax income                                     5,863           14,625
                                                                                --------         --------
Net income before acquisition integration expenses and
  non-recurring other income item after tax (Non-GAAP)                          $  9,983         $ 24,376
                                                                                ========         ========
Weighted average number of common and common equivalent
  shares outstanding                                                              27,705           26,761
Earnings per share before acquisition integration expenses and
  non-recurring other income item after tax (Non-GAAP)                          $   0.36         $   0.91

EARNINGS PER SHARE FULLY DILUTED PER GAAP                                       $   0.32         $   0.83
Add back acquisition integration expenses after tax                                 0.04             0.09
Less; non recurring other income item after tax                                    (0.00)           (0.01)
                                                                                --------         --------
Earnings per share before acquisition integration expenses and
  non-recurring other income item after tax (Non-GAAP)                          $   0.36         $   0.91



                                      -###-